CONSULTING AGREEMENT

Mr. John P. Yimoyines

CONSULTING AGREEMENT (this “Agreement”), dated as of March 15, 2006 (“Effective Date”), by and between Nalco Company, a Delaware corporation (the “Company”), and Mr. John P. Yimoyines (“Consultant”).

BACKGROUND:

The Company and Consultant desire to enter into this Agreement, effective as of the Effective Date, to set forth the terms and conditions of Consultant’s consulting relationship with the Company; and

The Company and Consultant agree that the terms and provisions of this Agreement shall supersede any of terms and conditions that might have existed between the parties.

In consideration of the mutual covenants and promises contained herein, the Company and Consultant, agree:

1. Consulting Relationship. Subject to the terms and conditions set forth herein, the Company shall retain Consultant to perform the following services: assist and consult on special projects as designated by the Company’s Chief Executive Officer (“CEO”). Collectively, Consultant’s activities under this Agreement shall be referred to as the Services. Consultant is not an employee of the Company and is and shall at all times be an independent contractor. Consultant is not an employee and shall not be entitled to any benefits, medical insurance, worker’ compensation or compensation benefits that are available to employees of the Company either by plan, agreement or policy, and the Company shall not withhold any taxes or other amounts from the amounts paid hereunder or otherwise treat Consultant as if he were an employee. Consultant’s rights to payments and other amounts from the Company shall be limited to those contractual rights provided in this Agreement.

2. Performance. During the Term, Consultant will serve the Company faithfully and to the best of his ability and will exercise his good faith efforts to fulfill those assignments given to him by the CEO.

3. Term. The term of this Agreement shall begin upon the Effective Date and shall initially continue for a period of no more than one (1) year from such date (the “Term”). During the Term, Consultant may terminate this Agreement at his will by providing fifteen (15) days notice to the Company, and the Company may immediately terminate this Agreement, for any reason or no reason, by providing notice to Consultant.

4. Compensation. During the Term, Consultant shall be entitled to compensation of $2,400 per each full business work-day completed by Consultant. Consultant shall log all of the time during which he is performing Services and provide such log and an invoice to the CEO or his designee on a bi-weekly basis. The Company shall pay Consultant on a bi-weekly basis. The Company shall also reimburse Consultant for all reasonable expenses actually incurred by Consultant in connection with the performance of the Services hereunder in accordance with policies established by the Company and upon presentation of appropriate documentation for such expenses.

5. Consultant’s Covenants

a.

During the Term hereunder and for a period of two (2) years thereafter, (1) Consultant shall not, within any jurisdiction or marketing area in which the Company (or its Subsidiaries (as such term is defined below)) is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company (or its Subsidiaries); (2) Consultant shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any individual who is an employee of the Company (or its Subsidiaries and Affiliates (as such term is defined below)) at the time of this Agreement or who shall subsequently become an employee of the Company (or its Subsidiaries and Affiliates); and (3) Consultant will not solicit, in competition with the Company, any person who is, or was at any time within the twelve months prior to the Consultant’s termination of this Agreement, a customer of the business conducted by the Company (or its Subsidiaries).

b.

During the Term and thereafter, (1) the Consultant will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information regarding the operations, finances, organization or employees of the Company (or its Subsidiaries and Affiliates) or confidential or secret processes, services, techniques, customers, projects, M&A activities or plans of the Company (or its Subsidiaries and Affiliates); and (2) Consultant will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company (or its Subsidiaries and

Affiliates); provided, however, that the Consultant has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by Consultant. All rights to new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Consultant, alone or with others, while a consultant for the Company which are related to the business of the Company (or its Subsidiaries and Affiliates) shall be and become the sole property of the Company, unless released in writing by the Company, and Consultant hereby assigns all such rights to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, whether prepared by Consultant or otherwise coming in Consultant’s possession in the course of the performance of the Services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Consultant (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

c.

Consultant will communicate and disclose in writing to the Company both during the term of this Agreement and thereafter, all inventions, discoveries, improvements, machines, devices, designs, processes, products, software, treatments, formulae, mixtures and/or compounds whether patentable or not as well as patents and patent applications (all collectively referred to as “Inventions”) made, conceived, developed or acquired by Consultant or under which Consultant acquired the right to grant licenses or become licensed, whether alone or jointly with others, during the Term. All of Consultant’s right, title and interest in, to and under such Inventions, including licenses and right to grant licenses shall be the sole property of the

Company and the same are hereby assigned to the Company. Any Invention disclosed by Consultant to anyone within one (1) year after the termination of this Agreement, which relates to any matters pertaining to, applicable to, or useful in connection with, the business of the Company shall be deemed to have been made or conceived or developed by Consultant during the Term, unless proved by Consultant to have been made and conceived and developed after the termination of this Agreement.

d.	For all of Consultant’s Inventions, Consultant will, upon request of the Company, during the term of this Agreement and thereafter:

(1) execute and deliver all documents which the Company shall deem necessary or appropriate to assign, transfer and convey to the Company, all of Consultant’s right, title, interest in and to such Inventions, and enable the Company to file and prosecute applications for Letters Patent of the United States and any foreign countries on Inventions as to which the Company wishes to file patent applications; and

(2) do all other things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and assert patents for any and all such Inventions and to assert its rights in any Inventions not patented.

e.	Consultant hereby assigns to the Company the copyright in all works prepared by the Consultant which are either:

(1) within the scope of the Services; or,

(2) based upon information acquired from the Company not normally made available to the public.

6. Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to Consultant:

Mr. John P. Yimoyines

If to the Company:

Nalco Company

1601 West Diehl Road

Naperville, Illinois 60563-1198

Attention: General Counsel

7. General

a.

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts executed and to be performed entirely within said State.

b.

Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

c.

Assignability. Consultant may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the Services of Consultant, personally, and the Services to be rendered by him under this Agreement must be rendered by him and no other person. Consultant represents and warrants to the Company that Consultant has no contracts or agreements of any nature that Consultant has entered into with any other person, firm or corporation that contain any restraints on Consultant’s ability to perform his obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

d.

Compliance with Rules and Policies. Consultant shall perform all Services in all material respects in accordance with the applicable policies, procedures and rules established by the Company, including, but not limited to, the By-Laws of the Company and the Company’s Code of Ethical Business Practices. In addition, Consultant, where applicable, shall comply in all material respects with all laws, rules and regulations that are generally applicable to the Company, and its employees, directors and officers.

e.

Arbitration. The parties shall use their reasonable best efforts and good will to settle all disputes by amicable negotiations. The Company and Consultant agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the termination of this Agreement or the termination of Consultant’s Services hereunder that is not amicably resolved by negotiation shall be finally settled by arbitration, under and in accordance with the Rules of Commercial Arbitration of the American Arbitration Association then in effect, as set forth below, in Chicago, Illinois, or such other place agreed to by the parties.

f.

Entire Agreement: Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.

g.	Survival. The covenants set forth in Section 5 shall survive and shall continue to be binding upon the Consultant notwithstanding the termination of this Agreement for any reason whatsoever.
h.

Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

i.	Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

NALCO COMPANY
Date:
Name:
Title:

CONSULTANT
Date:

CONSULTING AGREEMENT

Mr. John P. Yimoyines